EXHIBIT 10.12

FORM OF CONSULTING AGREEMENT

    This Consulting Agreement (“Agreement”) is made and entered into as of the ______ day of ________________, 200___ by and between First Sentry Bank (the “Bank”), a West Virginia chartered bank that is the wholly-owned subsidiary of  First Sentry Bancshares, Inc. (“First Sentry Bancshares”), a West Virginia corporation and bank holding company, and Marshall E. Cartwright (the “Consultant”), and is effective as of the effective time of the Merger (as defined below) (the “Effective Time”).

    WHEREAS, First Sentry Bancshares and Guaranty Financial Services, Inc. (“Guaranty Financial”), a West Virginia corporation, entered into an Agreement and Plan of Merger dated August 22, 2008  (“Merger Agreement”), wherein Guaranty Financial will merge into First Sentry Bancshares (the “Merger”); and

    WHEREAS, the Consultant is the Senior Vice President of Guaranty Financial and Guaranty Bank & Trust Company (“Guaranty Bank”), the wholly-owned subsidiary of Guaranty Financial;  and

    WHEREAS, the Bank desires to assure itself of the continued availability of the Consultant’s services as provided in this Agreement; and

    WHEREAS, the Consultant is willing to serve the Bank on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

    Section 1.      Consultant Relationship.

    The Bank hereby engages the Consultant and the Consultant hereby agrees to serve the Bank under the terms and conditions set forth in this Agreement.

    Section 2.      Duties.

    Subject to the terms and conditions set forth below, the Consultant shall, upon the request of the Bank, advise with respect to: (i) assisting the Bank in connection with any personnel and business integration issues which may arise in connection with the Merger; and (ii) such other banking-related services or advice as the Bank may reasonably request (collectively, the “Consulting Services”), as reasonably requested by the President and Chief Executive Officer of the Bank.  The Consultant agrees to be available for up to twenty (20) hours per week, at the request of the President and Chief Executive Officer of the Bank.  The Consultant shall provide such Consulting Services at the Consultant’s residence, the Bank’s main office in West Virginia, or at such other locations as the Bank and the Consultant mutually agree.  The Consultant is not hereby being granted nor will the Consultant have any authority, apparent or otherwise, to bind or commit the Bank in any manner.

    Section 3.      Term of the Agreement.

    This Agreement shall commence on the Effective Time and shall terminate two years from the Effective Time (the “Term”), unless earlier terminated in accordance with the terms set forth below.

    Section 4.      Consulting Fee and Expenses

    (a)    During the Term of this Agreement, in consideration of the Consulting Services to be provided hereunder, the Bank shall pay the Consultant a fixed quarterly fee of $13,500 (the “Consulting Fee”), which shall be paid on the first business day of each quarter commencing immediately following the Effective Time for a period of two years.

    (b)    The Consultant shall pay and be responsible for all of his home office expenses, postage, printing, insurance, cell phone, secretarial, travel and similar administrative expenses, and the Consultant acknowledges that the payment of such expenses by the Consultant was taken into account in establishing the amount of the Consulting Fee.  The Consultant may request that the Bank reimburse him for any other fees or expenses, which reimbursement shall require the prior approval of the President and Chief Executive Officer of the Bank.

    (c)    The Consultant agrees that the Bank shall make no deductions from any Consulting Fee paid to Consultant, and the Consultant shall have full and exclusive liability for the payment of any federal, state or local taxes and/or contributions for unemployment insurance, workers' compensation or any other employment-related costs or obligations, related to his Consulting Services.  The Consultant understands that he will be solely responsible for the payment of any such taxes and/or contributions and hereby agrees to indemnify the Bank against nonpayment thereof.

    Section 5.      Termination

    In the event Consultant voluntarily terminates his Consulting Services under this Agreement or is terminated by the Bank for Cause (as defined herein) during the Term, the Bank shall have no further obligations under this Agreement other than to pay any earned but unpaid compensation.  Termination of Consultant’s Consulting Services or this Agreement by the Bank, other than for breach of any provision of this Agreement by the Consultant, shall not relieve the Bank of its obligations to make payments provided for in Section 4 of this Agreement through the end of the Term.  For purposes of this Section 5, “Cause” shall mean that the Consultant:

(i)	committed a material act of dishonesty in performing his duties on behalf of the Bank;

(ii)	committed willful misconduct that, in the judgment of the Bank, caused economic damage to the Bank, or injury to the business reputation of the Bank;

(iii)	committed acts of incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry);

(iv)	committed a breach of fiduciary duty involving personal profit;

(v)	intentionally failed to perform stated duties under the Agreement; and

(vi)
willfully violated any law, rule, regulation (other than traffic violations or similar offenses) that reflect adversely on the reputation of the Bank, or is convicted of any felony or any violation of law involving moral turpitude, or willfully violated a final cease-and-desist order.

    Section 6.      Relationship of the Parties

    The parties intend that an independent contractor relationship will be created by this Agreement.  The Consultant shall not be considered as having an employee status vis-à-vis  the Bank, or by virtue of this Agreement shall not be entitled to participate in any plans, arrangements or distributions of the Bank pertaining to or in connection with any pension, bonus, welfare benefits, or similar benefits for regular employees of the Bank.  The Consultant hereby waives his right to participate in such employee benefits in the event a federal or state court or government agency later reclassifies him as an employee of  the Bank.

    Section 7.      Confidentiality.

    The Consultant recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Bank, as it may exist from time to time, are valuable, special and unique assets of the business of the Bank.  The Consultant will not, during or after the term of this Agreement, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Bank, or required by law.  Notwithstanding the foregoing, the Consultant may disclose information that is known generally to the public (other than as a result of unauthorized disclosure by Consultant or any person with the assistance, consent or direction of the Consultant) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank.   Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from the Consultant.

    Section 8.      Covenant Not to Compete.

    Consultant shall be subject to the terms and conditions regarding his covenant not to compete as set forth in his Acknowledgment Agreement between Consultant, First Sentry Bancshares, the Bank, Guaranty Financial, and Guaranty Bank, dated August 22, 2008.

    Section 9.      Reliance.

    All payments and benefits to the Consultant under this Agreement shall be subject to the Consultant’s compliance with Section 7 and Section 8 of the Agreement.  In the event of any breach of Section 7 and Section 8 of the Agreement by the Consultant, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Consultant and all persons acting for or with the Consultant. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Consultant.

    Section 10.     Notices.

    Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Consultant’s residence, in the case of notices to Consultant, and to the principal executive offices of the Bank, in the case of notices to the Bank.

    Section 11.     Waiver.

    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by all parties to the Agreement.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

    Section 12.     Assignment.

    This Agreement shall not be assignable by any party, except by the Bank to any successor in interest to their respective businesses.

    Section 13.     Entire Agreement.

    This Agreement supersedes any and all agreements, either oral or in writing, between the parties regarding Consultant’s consulting services and contains all the covenants and agreements between the parties with respect to the consulting arrangement.

    Section 14.     Validity.

    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

    Section 15.     Governing Law.

    This Agreement shall be governed by and construed and enforced in accordance with the domestic, internal laws of the State of West Virginia, except to the extent that federal law controls.

    Section 16.     Headings.

    The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

    Section 17.     Counterparts.

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[Signature Page to Follow]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date provided below.

FIRST SENTRY BANK

By:
Date
Print Name:

Title:

CONSULTANT

Date	Marshall E. Cartwright